Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into on January 11, 2024 by and among DigitalOcean Holdings, Inc. (“Holdings”) and DigitalOcean, LLC (collectively, the “Company”) and Padmanabhan Srinivasan (the “Executive”) (collectively, the “Parties”).
Whereas, the Company and Executive desire to set forth the terms upon which the Executive will commence employment with the Company.
Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
1.Employment by the Company.
1.1Position. Effective as of Executive’s first day of employment (as mutually agreed upon by the Parties and currently contemplated to be February 12, 2024) (the “Start Date”), Executive shall serve as the Company’s Chief Executive Officer. Executive shall perform such duties as are required by the Company’s Board of Directors (the “Board”) to whom Executive will report. The Board will take such action as may be necessary to appoint or elect Executive as a member of such board as of the Start Date. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved time off permitted by the Company’s general employment policies.
1.2Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
2.Compensation.
2.1Base Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of Six Hundred Thousand Dollars ($600,000) per year (as modified from time-to-time, the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. Executive may also receive a one-time lump sum sign-on bonus in an amount up to Six Hundred Thousand Dollars ($600,000), subject to standard payroll deductions and withholdings, which shall be payable solely in the Company’s discretion. In the event a sign-on bonus is paid to Executive and Executive is terminated for Cause (as defined below) or resigns without Good Reason (as defined below) within twelve (12) months of the Start Date, then Executive agrees to reimburse the Company for a pro rata percentage of the after-tax amount received by Executive for the sign-on bonus.
2.2Annual Bonus. Commencing with the 2024 fiscal year, Executive will be eligible for an annual discretionary cash bonus (the “Annual Bonus”) of up to one hundred percent (100%) of Executive’s Base Salary (the “Target Annual Bonus”). Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board (or the Compensation Committee of the Board) based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis. Any Annual Bonus that is awarded will be paid within the first ninety (90) days of the calendar year following the applicable bonus year. Except as provided otherwise in Section 5 below, Executive will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) if Executive’s employment terminates for any reason before the payment date.

2.3Equity. Within seven (7) days following the Start Date, the Board will grant to Executive that number of time-based restricted stock units with a fair market value of $17,000,000 and that number of performance-based restricted stock units with a fair market value of $8,000,000 (collectively, the “RSUs”). The RSUs will be governed by and subject to the terms and conditions set forth in RSU Award Agreement and PRSU Award Agreement attached hereto as Exhibit A (collectively, the “RSU Agreements”) and the DigitalOcean Holdings, Inc. 2021 Equity Incentive Plan (the “Plan”).
3.Standard Company Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.
4.Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
5.Termination of Employment; Severance
5.1At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without cause or advance notice. Upon the termination of Executive’s employment for any reason, the Company will pay the following (collectively, the “Accrued Benefits”) within thirty (30) days following the date of termination, or such earlier date as may be required by law: (i) any Base Salary earned but unpaid through the termination date; and (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 4 above).
5.2Termination Without Cause; Resignation for Good Reason.
(i)The Company may terminate Executive’s employment with the Company at any time without Cause (as defined below). Further, Executive may resign at any time for Good Reason (as defined below).
(ii)In the event Executive’s employment with the Company is terminated by the Company without Cause, or Executive resigns for Good Reason, then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Executive remains in compliance with the terms of this Agreement, in addition to the Accrued Benefits, the Company shall provide Executive with the following severance benefits (the “Non-CIC Severance Benefits”):
(a)The Company shall pay Executive, as severance, twelve (12) months of Base Salary, subject to standard payroll deductions and withholdings (the “Severance”). The Severance will be paid in equal installments on the Company’s regular payroll schedule over the twelve (12) month period following Executive’s Separation from Service; provided, however, that no payments will be made prior to the 60th day following Executive’s Separation from Service. On the 60th day following Executive’s Separation from Service, the Company will pay Executive in a lump sum the Severance that Executive would have received on or prior to such date under the standard payroll schedule but for the delay while waiting for the 60th day in compliance with the Internal Revenue Code of 1986, as amended (the “Code”) Section 409A, with the balance of the Severance being paid as originally scheduled;

(b)Provided Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on Executive’s Separation from Service and ending on the earliest to occur of: (i) twelve (12) months following Executive’s Separation from Service; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Executive and Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums;
(c)The Company shall pay Executive, as a bonus, one hundred percent (100%) of Executive’s Target Annual Bonus in effect as of the date of Executive’s employment termination for the fiscal year in which the termination of employment occurs, subject to standard payroll deductions and withholdings and will be paid in a single lump sum on the 60th day following Executive’s Separation from Service, except that, notwithstanding the foregoing, in the event the date of termination occurs prior to payment of the Annual Bonus for the fiscal year prior to the year in which the date of termination occurs, Executive shall only receive such prior fiscal year’s Target Annual Bonus, subject to standard payroll deductions and withholdings and payable at the same time that such Annual Bonus would be paid absent Executive’s termination of employment, and shall not receive any Annual Bonus for the year in which the termination of employment occurs; and
(d)(i) the vesting and exercisability of all outstanding equity awards subject to time-based vesting will be accelerated as if Executive’s employment with the Company continued during the twelve (12)-month period immediately following Executive’s termination date; and (ii) the vesting and exercisability of all outstanding equity awards subject to performance-based vesting will be treated as set forth in Executive’s equity award agreement governing such award.
(iii)If the Company terminates Executive’s employment with the Company without Cause, or Executive resigns for Good Reason, in either case within three (3) months prior to or twelve (12) months following the closing of a Change in Control (as defined below), then instead of the Non-CIC Severance Benefits provided in Section 5.2(ii) above, the Company shall provide Executive with the following severance benefits, in addition to the Accrued Benefits:
(a)The Company shall pay Executive, as severance, eighteen (18) months of Executive’s Base Salary, subject to standard payroll deductions and withholdings (the “Change in Control Severance”). The Change in Control Severance will be paid in a single lump sum on the 60th day following Executive’s Separation from Service. Notwithstanding the foregoing, if such termination occurs prior to a Change in Control, the Change in Control Severance shall commence to be paid in installments in accordance with Section 5.2(ii) above, and upon the occurrence of such Change in Control, the remainder of the Change in Control Severance shall be payable in a lump-sum in accordance with this section;
(b)Provided Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) (“Change in Control COBRA Premiums”) through the period (the “Change in Control COBRA Premium Period”) starting on Executive’s termination of employment and ending on the earliest to occur of: (i) 18 months following Executive’s termination of employment; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the Change in Control COBRA Premium Period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the Change in Control COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to Executive, the Special Cash Payment for the remainder of the Change in Control COBRA Premium Period. Executive may, but is not obligated to, use such Special Cash Payments toward the cost of Change in Control COBRA Premiums;
(c)The Company shall pay Executive, as a bonus, one hundred and fifty percent (150%) of Executive’s Annual Bonus in effect as of the date of Executive’s employment termination for the fiscal year in which the termination of employment occurs, subject to standard payroll deductions and withholdings and will be paid in a single lump sum on the 60th day following Executive’s Separation from Service, except that, notwithstanding the foregoing, in the event the date of termination occurs prior to payment of the Annual Bonus for the fiscal year prior to the year in which the date of termination occurs, Executive shall only receive such prior fiscal year’s unpaid Annual Bonus, subject to standard payroll deductions and withholdings and payable at the same time that such Annual Bonus would be paid absent Executive’s termination of employment, and shall not receive any Annual Bonus for the year in which the termination of employment occurs; and
(d)(i) One hundred percent (100%) of all outstanding equity awards in Holdings held by Executive immediately prior to the employment termination date (if any) subject to time-based vesting requirements, shall be accelerated in full as of the effective date of the Separation Agreement (as defined below); and (ii) the vesting and exercisability of all outstanding equity awards subject to performance-based vesting will be treated as set forth in the Executive’s equity award agreement governing such award.
5.3Death or Disability.
(i)Upon fourteen (14) days prior written notice from the Company, in the event of Disability (as defined below), Executive’s employment shall terminate and Executive shall be entitled to: (a) the Severance payments set forth in Section 5.2(ii); (b) the Accrued Benefits; (c) solely to the extent provided under the terms set forth in the applicable award agreements governing Executive’s outstanding equity awards issued under Holdings’ 2021 Equity Incentive Plan (as amended from time to time (the “Equity Incentive Plan”), acceleration of all of Executive’s outstanding equity awards issued thereunder; and (d) Executive will not be entitled to any other severance benefits set forth herein.
(ii)In the event of Executive’s death, Executive’s employment with Company shall automatically terminate and the Company shall provide Executive’s estate with the following: (a) the Severance payments set forth in Section 5.2(ii)(a); (b) the Accrued

Benefits; (c) solely to the extent provided under the terms set forth in the applicable award agreements governing Executive’s outstanding equity awards issued under the Equity Incentive Plan, acceleration of all of Executive’s outstanding equity awards issued thereunder; and (d) Executive will not be entitled to any other severance benefits set forth herein.
5.4Termination for Cause; Resignation Without Good Reason.
(i)The Company may terminate Executive’s employment with the Company at any time for Cause. Further, Executive may resign at any time without Good Reason.
(ii)If Executive resigns without Good Reason, or the Company terminates Executive’s employment for Cause, then (a) Executive will receive the Accrued Benefits, (b) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (c) Executive will not be entitled to any severance benefits set forth herein.
5.5Withdrawal of Offer.
(i)If Company withdraws the offer herein or does not allow Executive to commence employment on the Start Date (for purposes of this paragraph, the Start Date is February 12, 2024), then Executive shall be entitled to the Non-CIC Severance Benefits as if Executive had commenced employment on the Start Date (and been employed through March 1, 2024) and qualified for medical insurance coverage under the Company’s benefit plans. Notwithstanding the foregoing, Company may withdraw the offer prior to the Start Date and Executive shall not be entitled to the Non-CIC Severance Benefits in the event that any of the following occur between the date of this Agreement and the Start Date: (i) the occurrence of facts and circumstances that would have allowed the Company to terminate Executive for Cause had the facts and/or circumstances occurred after the Start Date; (ii) Executive is (a) convicted of a criminal offense or is the subject of a pending criminal proceeding, or (b) found by a court in a civil action, the SEC, or any federal or state securities or commodities governing body to have violated any federal or state securities laws or is the subject of a pending investigation related to the foregoing; or (iii) the occurrence of facts and circumstances that are caused by Executive that would result in material reputational harm to the Company.
6.Conditions to Receipt of Severance Benefits. The payment of any amount or benefit (other than the Accrued Benefits) under Section 5 above (collectively, the “Severance Benefits”), including, without limitation, the severance benefits, will be subject to Executive (or a representative from Executive’s estate in the event of Executive’s death) signing and not revoking a customary separation agreement and release of claims (the “Separation Agreement”) within a reasonable time period specified by the Company. No Severance Benefits will be paid or provided until the Separation Agreement becomes effective and non-revocable. Executive shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its subsidiaries and/or affiliates, each effective on the date of termination.
7.Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section

1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expense or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
8.Definitions.
(i)Cause. For purposes of this Agreement, “Cause” for termination will mean: (a) Executive’s unauthorized use or unauthorized and intentional disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (b) Executive’s material breach of any written and signed agreement between Executive and the Company, which breach causes material harm to the Company; (c) Executive’s material failure to comply with the Company’s written policies or rules, which failure causes material harm to the Company; (d) Executive’s conviction or, or plea of “guilty” or “no contest” to, a felony under the laws of the Unites States or any state or a similar violation outside the United States; (e) Executive’s gross negligence or willful misconduct in connection with Executive’s conduct as an employee of the Company, which negligence or misconduct causes material harm to the Company; (f) Executive’s inaction or continuing refusal to perform assigned lawful duties after receiving written notification of such inaction or refusal from the Board; or (g) Executive’s failure to cooperate in good faith (as reasonably determined by the Board) with a governmental or internal investigation of the Company or its directors, office, or employees, if the Company has reasonably requested Executive’s cooperation. Notwithstanding anything else in this Agreement, in no event shall a de minimis or good faith error for expense reimbursement or a traffic violation constitute Cause with respect to Executive’s employment.
(ii)Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company and/or Board without Executive’s prior written and signed consent: (a) a material reduction of 10% or more in Executive’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s senior executives); (b) a material reduction or diminution in Executive’s title and duties (including responsibilities and/or authorities), provided, however, for the avoidance of doubt, if the Company becomes a subsidiary or a division of an acquiring company in connection with a Change in Control but Executive’s title is unchanged and his duties are not materially reduced, such acquisition will not be deemed, by itself, as a “material reduction” for purposes of this clause (b); (c) a change in Executive’s reporting line such that he is required to report to a person or body other than the Board; (d) a material reduction of 10% or more in Executive’s Target Annual Bonus (unless pursuant to a bonus reduction program applicable generally to the Company’s senior executives); or (e) a material breach by the Company of any written and signed agreement between Executive and the Company. In order to resign for Good Reason, Executive must provide written notice (e-mail sufficient) to the Board within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than 90 days after the expiration of the cure period.
(iii)Disability. For purposes of this Agreement, “Disability” shall have the meaning set forth in the Equity Incentive Plan.
(iv)Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Equity Incentive Plan.
9.Proprietary Information Obligations.
9.1Confidential Information Agreement. Executive acknowledges Executive’s obligations pursuant to the Protective Covenants Agreement, dated as of the date hereof (the “Confidentiality Agreement”), that Executive is obligated to enter into with the Company simultaneous with executing this Agreement. In the event of a conflict between the terms of this Agreement and the Confidentiality Agreement, this Agreement shall control.
9.2Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.
10.Outside Activities During Employment.
10.1Non-Company Business. Executive will not, during the term of Executive’s employment with the Company, undertake or engage in any activity that materially interferes or creates a conflict of interest with the performance of Executive’s duties hereunder. Notwithstanding the foregoing, nothing in this Agreement or any other policy or agreement applicable to Executive shall restrict Executive from: (i) making and managing passive investments, (ii) participating in professional and charitable organizations, and/or (iii) serving as a director or advisor of a for-profit, non-competitive entity; in each case, in a manner and to the extent that such activities (a) will not materially interfere with Executive’s duties to the Company, and (b) comply with Company policies, including but not limited to its related person transaction policy.

10.2No Adverse Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.
11.Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, the Confidentiality Agreement, or Executive’s employment, or the termination of Executive’s employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in New York, New York by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules appropriate to the relief being sought (the applicable rules are available at the following web addresses: (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/); provided, however, this arbitration provision shall not apply to sexual harassment and discrimination claims to the extent prohibited by applicable law that are not preempted by the Federal Arbitration Act (“Excluded Claims”). A hard copy of the rules will be provided to Executive upon request. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this provision, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement, if challenged by either Party, shall be decided by a federal court located in the State of New York. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Executive and the Company shall equally share all JAMS’ arbitration fees. To the extent JAMS does not collect or Executive otherwise does not pay to JAMS an equal share of all JAMS’ arbitration fees for any reason, and the Company pays JAMS Executive’s share, Executive acknowledges and agrees that the Company shall be entitled to recover from Executive half of the JAMS arbitration fees invoiced to the Parties (less any amounts Executive paid to JAMS) in a federal or state court of competent jurisdiction. Each Party is responsible for its own attorneys’ fees, except as expressly set forth in Executive’s Confidentiality Agreement. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any rendering of any portion of this arbitration provision void or unenforceable, as determined by a court of competent jurisdiction, shall not affect the validity of the remainder of the arbitration provision. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent a New York federal court determines that any applicable law prohibits mandatory arbitration of Excluded Claims, if Executive intends to bring multiple claims, including one or more Excluded Claims, the Excluded Claim(s) may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

12.Section 280G Matters.
12.1If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
12.2Notwithstanding any provision of this Section 12 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
12.3The Company shall appoint a nationally-recognized accounting, consulting or law firm to make the determinations required by this Section 12. The Company shall bear all expenses with respect to the determinations by such firm required to be made hereunder.
12.4If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 12.1) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 12.1, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
13.General Provisions.
13.1Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by (i) overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll, or (ii) to the extent expressly permitted hereunder, electronic mail.

13.2Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the Parties.
13.3Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
13.4Complete Agreement. This Agreement, together with the Confidentiality Agreement and the RSU Agreements (together with this Agreement, the “Executive’s Agreements”), constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. Except as may be set forth in a written and signed agreement between the Parties in the future, all non-competition and non-solicitation provisions applicable to Executive are set forth in this Agreement and the Confidentiality Agreement. In the event of any conflict between the terms of the Executive’s Agreements and the Plan (or any Company policy or rule), the terms of Executive’s Agreements shall control; only the Cause and Good Reason definitions set forth in this Agreement shall apply to Executive. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.
13.5Counterparts. This Agreement may be executed in separate counterparts (including by facsimile or PDF), any one of which need not contain signatures of more than one Party, but all of which taken together will constitute one and the same Agreement.
13.6Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
13.7Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.
13.8Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.
13.9No Conflicts. Executive represents that Executive is under no contractual or other restriction inconsistent with the execution of this Agreement, the performance of Executive’s duties hereunder, or the rights of the Company.

13.10Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of New York.
13.11Insurance; Indemnification. The Company agrees, during and after Executive’s employment term, to defend, indemnify and hold Executive harmless ("rights to indemnity") to the extent provided by the Company's bylaws or other organizational documents for Executive’s actions or inactions as an officer, director, employee or agent of the Company or as a fiduciary of any benefit plan of any of the foregoing, as applicable. Such rights to indemnity shall not be less than those provided to other senior executives and members of the Board. Executive will be covered by directors and officers (D&O) liability insurance consistent with the insurance coverage provided to other directors and officers of the Company.
[Signature page follows.]

In Witness Whereof, the Parties have executed this Agreement on the day and year written below.
DIGITALOCEAN HOLDINGS, INC.
By:    /s/ W. Matthew Steinfort
Name:    W. Matthew Steinfort
Title:    Chief Financial Officer

DIGITALOCEAN, LLC
By:    /s/ W. Matthew Steinfort
Name:    W. Matthew Steinfort
Title:    Chief Financial Officer

Date:     January 11, 2024

EXECUTIVE
/s/ Padmanabhan Srinivasan
Padmanabhan Srinivasan

Date:    January 11, 2024